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           TALKING POINTS FOR LARGE INSTITUTIONAL INVESTOR DISCUSSIONS
                         RE: ENDESA- CHILE TENDER OFFER


Note: Some of the talking points will not be necessary for those already familiar with Duke Energy.

o Duke Energy was created June 18, 1997 as a result of the merger of Duke Power Company and PanEnergy Corporation.

o Duke Energy was named the world's most respected utility in a survey by the Financial Times and Fortune magazine has named Duke Energy "America's Most Admired" electric and gas company.

o Wall Street has called Duke energy the "First Mover" in the convergence of gas and electricity.

o Duke Energy International's (DEI) strategy is to build regional energy businesses with multiple business lines across the value chain.

o DEI's strategy is to focus on locations with a deregulating governmental framework; specifically, we are currently targeting the Asia/Pacific area, South America and Europe.

o DEI currently owns assets in Australia, Indonesia, Saudi Arabia, Chile, Argentina, Peru and Ecuador.

o An example of our strategy being applied in South America is the Aguaytia Energy Project in Peru. It began commercial operations in 1998 and is a fully integrated natural gas and electric system - it will serve as a model for how similar projects will be developed going forward.

o Our current offer is to acquire a controlling stake in Endesa-Chile via a tender offer for 51% of the outstanding shares.

o Endesa-Chile provides a strong platform for expansion that is consistent with our strategy.

o Duke brings experience of owning and operating power plants along with expertise in trading and marketing that will be essential in the evolving competitive environment

o This offer is a long term commitment to the company and the country and Endesa-Chile would become our base for all Latin American operations.

o    Duke has the highest regard for the management of Endesa-Chile.

o The offer we have made is fairly priced and represents about a 48% premium over the average share price of the last six months.



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